Exhibit 5.1

Hogan Lovells US LLP 100 International Drive Suite 2000 Baltimore, Maryland 21202 T +1 410 659 2700 F +1 410 659 2701 www.hoganlovells.com

July 14, 2017

Board of Directors

Ciena Corporation

7035 Ridge Road

Hanover, Maryland 21076

Ladies and Gentlemen:

We are acting as counsel to Ciena Corporation, a Delaware corporation (the “Company”) in connection with the registration statement on Form S-4 (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the Company’s offer to exchange up to $350,000,000 aggregate principal amount at maturity of new 3.75% Convertible Senior Notes due 2018 of the Company (the “New Notes”) plus an exchange fee of $2.50 per $1,000 original principal amount of validly tendered and accepted outstanding 3.75% Convertible Senior Notes due 2018 (the “Old Notes”) of the Company, for up to $350,000,000 aggregate principal amount at maturity of Old Notes (the “Exchange Offer”). The New Notes will be issued pursuant to an Indenture (the “Indenture”) by and among the Company and The Bank of New York Mellon Trust Company, N.A., as trustee, (the “Trustee”). The New Notes are convertible into shares of common stock, $0.01 par value per share, of the Company (the “Conversion Shares”), in accordance with the terms of the Indenture. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including pdfs). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

To the extent that the obligations of the Company under the Indenture and the New Notes may depend upon such matters, we have assumed for purposes of the opinions expressed below that: (i) the Trustee is duly qualified to engage in the activities contemplated by the Indenture, has all requisite power and authority under all applicable laws, regulations and governing documents to execute, deliver and perform its obligations under the Indenture, and is in compliance with such laws, regulations and governing documents, (ii) the Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and (iii) the Indenture has been duly authorized, executed and delivered by the Trustee and (when executed) will constitute a valid and binding obligation, enforceable against the Trustee in accordance with its terms.

This opinion letter is based as to matters of law solely on the applicable provisions of the following, as currently in effect: (i) Delaware General Corporation Law, as amended, and (ii) as to the opinions given in paragraph (a), the laws of the State of New York (but not including any laws, statutes, ordinances, administrative decisions, rules or regulations of any political subdivision below the state level). We express no opinion herein as to any other, statutes, rules, or regulations (and in particular, we express no opinion as to any effect that such other statutes, rules or regulations may have on the opinions expressed herein).

Based upon, subject to and limited by the foregoing, we are of the opinion that:

(a)	The New Notes have been duly authorized, and following (i) the effectiveness of the Registration Statement, (ii) due execution and delivery of the Indenture on behalf of the Company and the Trustee, (iii) due authentication of the New Notes by the Trustee, and (iv) due execution, issuance and delivery of the New Notes by the Company upon consummation of the Exchange Offer against receipt of the Old Notes surrendered in exchange therefor in accordance with the terms of the Exchange Offer, and as otherwise contemplated by the Indenture and the Registration Statement, the New Notes will constitute valid and binding obligations of the Company.

(b)	The Conversion Shares initially issuable upon conversion of the New Notes have been duly authorized and, when issued in accordance with the terms of the Notes and the Indenture, upon due execution and delivery on behalf of the Company of certificates therefor, or the entry of the issuance thereof in the books and records of the Company, as the case may be, will be validly issued, fully paid and non-assessable.

In addition to the assumptions, qualifications, exceptions and limitations elsewhere set forth in this opinion letter, our opinions expressed above are also subject to the effect of: (i) bankruptcy, insolvency, reorganization, receivership, moratorium and other laws affecting creditors’ rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers); and (ii) the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the applicable agreements are considered in a proceeding in equity or at law).

This opinion letter has been prepared for use in connection with the Registration Statement. We assume no obligation to advise of any changes in the foregoing subsequent to the effective date of the Registration Statement.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ HOGAN LOVELLS US LLP

HOGAN LOVELLS US LLP